Exhibit 99.1

Press Release

GOLDFIELD REPORTS IMPROVED 2011 EARNINGS AND

SHARP INCREASE IN ELECTRICAL CONSTRUCTION BACKLOG

MELBOURNE, Florida, March 27, 2012 - The Goldfield Corporation (NYSE Amex: GV) today announced improved results for the year ended December 31, 2011, and sharp increase in its electrical construction backlog. The Goldfield Corporation is a leading provider of electrical construction services in the Southeast with operations throughout much of the United States. Goldfield is also engaged, to a much lesser extent, in real estate development activities.

Revenue for the year ended December 31, 2011 was $32.8 million, substantially unchanged from 2010 despite a significant decrease in the real estate segment. Because of improved results in the electrical construction segment, the Company’s operating income for 2011 increased to $1.1 million from an operating loss of $18,000 in 2010.

For the year ended December 31, 2011, the electrical construction segment’s operating results showed improvement, with revenue of $31.7 million and operating income of $3.4 million, compared to revenue of $31.4 million and operating income of $2.1 million in the prior year. This increase in operating income was largely attributable to greater utilization of Company assets on higher margin transmission projects.

For the year ended December 31, 2011, the real estate development segment had revenue of $1.1 million and an operating loss of $95,000, compared to revenue of $2.0 million and an operating income of $186,000, respectively for 2010. The decrease in 2011 was mainly due to an impairment write-down of real estate property totaling $112,000. In both 2011 and 2010 the Company had no significant real estate projects under construction.

Net income for the year ended December 31, 2011 was $874,000 or $0.03 per share, compared to a net loss of $253,000 or ($0.01) net loss per share, in the comparable prior year period.

Revenue and operating income for the three months ended December 31, 2011 improved to $11.4 million and $1.7 million, respectively, from $8.7 million and $0.3 million, respectively, in the same quarter last year. This improvement resulted from higher demand for our electrical construction services.

Due to the improved results in our electrical construction segment, the Company’s net income for the three months ended December 31, 2011, was $1.6 million or $0.06 per share, compared to net income of $179,000 or $0.01 per share in the comparable prior year quarter.

Electrical Construction Backlog Increase

Since December 31, 2011, the Company’s electrical construction backlog sharply increased to approximately $77.8 million at February 27, 2012 from $12.2 million at year end. Approximately $55 million of this backlog is expected to be completed during 2012. This backlog increase was in large part attributable to the Company’s expansion during 2011 of its geographical footprint into Texas and establishment of permanent facilities there, with a view to obtaining work associated with the Competitive Renewable Energy Zones (“CREZ”) wind generation projects. On February 27, 2012, the Company was selected as prime contractor to build a 110 mile long 345kV transmission line, as part of a CREZ project. The Company estimates revenue of approximately $52.0 million from this project, which is scheduled to be completed by July 31, 2013.

“The Company believes that work from other electric utilities and on other CREZ projects will provide a good opportunity for possible further growth in this region,” commented John H. Sottile, president of Goldfield. “The prospects for our electrical construction business are brighter today than at any time in recent history,” Mr. Sottile added.

About Goldfield

Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry throughout much of the United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities. Goldfield is also involved, to a much lesser extent, in the acquisition, development, management and disposition of land and improved properties on Florida’s east coast. For additional information, please visit http://www.goldfieldcorp.com.

This press release includes forward looking statements based on our current expectations. Our actual results may differ materially from what we currently expect. Factors that may affect the results of our electrical construction operations include, among others: the level of construction activities by public utilities; the timing and duration of construction projects for which we are engaged; our ability to estimate accurately with respect to fixed price construction contracts; and heightened competition in the electrical construction field, including intensification of price competition. Factors that may affect the results of our real estate development operations include, among others: the continued weakness in the Florida real estate market; the level of consumer confidence; our ability to acquire land; increases in interest rates and availability of mortgage financing to our buyers; and increases in construction and homeowner insurance and the availability of insurance. Factors that may affect the results of all of our operations include, among others: adverse weather; natural disasters; effects of climate changes; changes in generally accepted accounting principles; ability to obtain necessary permits from regulatory agencies; our ability to maintain or increase historical revenue and profit margins; general economic conditions, both nationally and in our region; adverse legislation or regulations; availability of skilled construction labor and materials and material increases in labor and material costs; and our ability to obtain additional and/or renew financing. Other important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company’s Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield’s other filings with the Securities and Exchange Commission, which are available on Goldfield’s website: http://www.goldfieldcorp.com.

For further information, please contact:

The Goldfield Corporation

Phone: (321) 724-1700

Email: investorrelations@goldfieldcorp.com

- Tables to Follow -

The Goldfield Corporation and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Revenue
Electrical construction	$11,419,363	$8,192,832	$31,742,626	$31,384,594
Real estate development	5,700	554,559	1,088,647	1,983,385

Total revenue	11,425,063	8,747,391	32,831,273	33,367,979

Costs and expenses
Electrical construction	8,150,697	6,604,643	25,276,055	26,310,355
Real estate development	(751)	515,995	718,584	1,360,751
Selling, general and administrative	757,632	639,837	2,856,034	2,959,841
Depreciation	674,635	670,598	2,808,150	2,757,263
Impairment of real estate property	112,219	—	112,219	—
Loss (gain) on sale of assets	657	8,155	6,878	(2,168)

Total costs and expenses	9,695,089	8,439,228	31,777,920	33,386,042

Total operating income (loss)	1,729,974	308,163	1,053,353	(18,063)

Other income (expenses), net
Interest income	6,763	11,967	26,001	33,156
Interest expense	(44,788)	(32,020)	(168,165)	(134,940)
Other income, net	7,439	1,881	35,151	19,725

Total other expenses, net	(30,586)	(18,172)	(107,013)	(82,059)

Income (loss) from continuing operations before income taxes	1,699,388	289,991	946,340	(100,122)

Income tax provision	51,772	6,297	73,608	34,601

Income (loss) from continuing operations	1,647,616	283,694	872,732	(134,723)

(Loss) gain from discontinued operations, net of tax provision of $0 in 2011	—	(104,832)	992	(117,834)

Net income (loss)	$1,647,616	$178,862	$873,724	$(252,557)

Income (loss) per share of common stock - basic and diluted
Continuing operations	$0.06	$0.01	$0.03	$(0.01)
Discontinued operations	—	—	—	—

Net income (loss)	$0.06	$0.01	$0.03	$(0.01)

Weighted average shares outstanding - basic and diluted	25,451,354	25,451,354	25,451,354	25,451,354

The Goldfield Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31, 2011	December 31, 2010
ASSETS
Current assets
Cash and cash equivalents	$3,319,824	$4,174,518
Accounts receivable and accrued billings, net	8,991,109	4,393,659
Real estate inventory	346,829	774,584
Costs and estimated earnings in excess of billings on uncompleted contracts	946,525	1,254,054
Residential properties under construction	222,818	—
Prepaid expenses	399,458	304,802
Other current assets	188,033	172,070

Total current assets	14,414,596	11,073,687

Property, buildings and equipment, at cost, net	10,481,705	8,232,306
Notes receivable, less current portion	196,632	237,714
Deferred charges and other assets	1,518,004	1,415,775

Total assets	$26,610,937	$20,959,482

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$3,639,919	$2,418,056
Current portion of notes payable	1,791,429	1,176,552
Other current liabilities	934,714	279,304

Total current liabilities	6,366,062	3,873,912
Other accrued liabilities	1,595	17,094
Notes payable, less current portion	4,911,080	2,610,000

Total liabilities	11,278,737	6,501,006

Commitments and contingencies
Stockholders’ equity
Common stock	2,781,377	2,781,377
Capital surplus	18,481,683	18,481,683
Accumulated deficit	(4,622,673)	(5,496,397)
Common stock in treasury, at cost	(1,308,187)	(1,308,187)

Total stockholders’ equity	15,332,200	14,458,476

Total liabilities and stockholders’ equity	$26,610,937	$20,959,482